Exhibit  99.(a)(xii)

                           SUPPLEMENT NO. 1
                     DATED OCTOBER 30, 1996
                    TO THE OFFERING CIRCULAR
                     DATED OCTOBER 18, 1996

             This Supplement No. 1 amends and supplements the Offering Circular (the "Offering Circular"), dated October 18, 1996, of Audiovox Corporation ("Audiovox" or the "Company"). The Offering Circular is in connection with the offer by the Company to exchange (the "Exchange Offer") 165 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock") for each $1,000 aggregate principal amount of the Company's outstanding 6 1/4% Convertible Subordinated Debentures due 2001 (the "Convertible Debentures").

             This Supplement No. 1 should be read in conjunction with the Offering Circular. Holders of the Convertible
Debentures should carefully review all of the information contained in the Offering Circular and this Supplement No. 1 prior to making a decision with respect to the Exchange Offer.

             Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Offering
Circular.

             As noted in the Offering Circular, the obligation of the Company to consummate the Exchange Offer is subject to certain conditions including, among others, approval by the shareholders of the Company at a special meeting of the shareholders (the "Special Meeting") of the issuance of the Class A Common Stock necessary to effect the Exchange Offer. The Special Meeting, tentatively scheduled to be held on November 19, 1996, will now be held at 10:00 A.M. on November 25, 1996. Accordingly, the expiration date of the Exchange Offer has been extended from 5:00 p.m. (New York City time) on November 19, 1996 to 5:00 p.m. (New York City time) on November 25, 1996. The Company may extend further the expiration date of the Exchange Offer, such extension to be followed by a public announcement in the manner specified in the Offering Circular. All of the other terms of the Exchange Offer remain unchanged and will be as set forth in the Offering Circular.

             Mr. John J. Shalam, President and Chief Executive Officer of the Company, currently owns or controls approximately 74.4% of the Company's voting power. Mr. Shalam has advised the Company that he intends to vote in favor of this issuance of the Class A Common Stock to effect the Exchange Offer and, accordingly, satisfaction of the above referenced shareholder approval condition is assured.

             The text of the Offering Circular is hereby amended as follows:

             1. Under "Risk Factors -- Forward-Looking Statements and Associated Risk" on page 22 of the Offering Circular, the following sentence should be added to the end of the section:

             THE "SAFE HARBOR" FOR FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
             SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 DOES NOT EXTEND TO FORWARD LOOKING STATEMENTS MADE WITH RESPECT TO A TENDER OFFER.

             2. Under the heading "Exchange Offer -- Terms of the Exchange Offer" on page 24 of the Offering Circular, the following sentence should be added to the end of the third paragraph:

             Any future purchases or exchanges, if any, by the Company or any affiliate of the Convertible Debentures will take place only after the expiration of at least ten business days after the termination of the Exchange Offer.

             3. Under the heading "Exchange Offer -- Conditions to the Exchange Offer" on page 25 of the Offering Circular, the lead-in paragraph shall be restated as follows (changes reflected in bold):

             Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for exchange or subject to any applicable rules or regulations of the Commission, any Convertible Debentures tendered for exchange and may postpone the exchange of any Convertible Debentures tendered and to be exchanged by it, and may terminate or amend the Exchange Offer as provided herein if any of the following conditions exist prior to the Expiration
             Date:

             4. Under the heading "Exchange Offer -- Conditions to the Exchange Offer" on page 25 of the Offering Circular, all references in the text to "in the sole judgment of the Company" shall be revised to be "in the reasonable judgment of the Company."

             5. Under the heading "Exchange Offer -- Expiration; Extension; Termination; Amendment" on page 26 of the Offering
Circular, subsection (i) of the second paragraph shall be restated as follows (changes reflected in bold):

             (i) to delay acceptance for exchange of any Convertible Debentures or, regardless of whether such Convertible Debentures were theretofore accepted for exchange, to delay the exchange of any Convertible Debentures pursuant to the Exchange Offer or to terminate the Exchange Offer and not accept for exchange any Convertible Debentures, if any of the conditions to the Exchange Offer specified herein fail to be satisfied prior to the Expiration Date by giving oral or written notice of such delay or termination to the Exchange Agent;

             If you have any questions or should you require additional copies of this Supplement No. 1 or the Offering Circular or any of the documents that need to be executed in connection with the Exchange Offer, please contact Continental Stock Transfer & Trust Company at (212) 509-4000.